Exhibit 99.2

Company: TRANSENTERIX, INC.

Conference Title: Q1 2018 TransEnterix Inc. Earnings Call

Moderator: Mark Klausner

Date: May 8, 2018

PRESENTATION

Operator

Good afternoon, ladies and gentlemen. Welcome to the TransEnterix First Quarter Financial and Operating Results Conference Call. As a reminder, this conference call is webcast live and recorded.

It is now pleasure to introduce your host Mr. Mark Klausner of Westwicke Partners. Please go ahead, sir.

Mark R. Klausner - Westwicke Partners, LLC - Managing Partner

Good afternoon, and thank you for joining us for the TransEnterix first quarter conference call. Joining us on today's call are TransEnterix’s President and Chief Executive Officer, Todd Pope; and its Executive Vice President and Chief Financial Officer, Joe Slattery.

I would like to remind you that this call is being webcast live and recorded. A replay of the event will be available following the call on our website. To access the webcast, please visit the Events link in the IR section of our website, transenterix.com.

Before we begin, I would like to caution listeners that certain information discussed by management during this conference call are forward-looking statements covered under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company's business.

The company undertakes no obligation to update the information provided on this call. For a discussion of risks and uncertainties associated with TransEnterix business, I encourage you to review the company's filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2017 and the Form 10-Q for the quarter ended March 31, 2018, expected to be filed shortly.

With that, it's my pleasure to turn the call over to TransEnterix President and Chief Executive Officer, Todd Pope.

Todd M. Pope - TransEnterix, Inc. - CEO, President & Director

Thank you, Mark, and welcome to our first quarter 2018 conference call. On today's call, I will start by discussing our recent accomplishments, then turn the call over to Joe for a first quarter financial update. We will then open the line up for your questions.

During the first quarter, we made good progress toward our key goals for 2018. As a reminder, those key goals are:

•	Maximizing the effectiveness of our global commercial sales infrastructure
•	Expanding the portfolio of instruments available for use with Senhance
•	Expanding Senhance's indication for use, and
•	Continuing to expand regulatory clearances in key geographies.

Our global pipeline continues to develop well, and we are encouraged by the two systems we sold in the first quarter. I'm also pleased to announce that we already have three systems that are under contract and expected to be delivered in the second quarter. I'll provide some additional color on these systems in my update on our commercial and clinical progress in the Americas, EMEA and Asia/Pacific regions.

Starting with the United States – we sold our first system in the fourth quarter of last year, and I am pleased that we have recently signed a contract for our second U.S. sale. This Senhance will be installed at a large academic medical center located in the South Central United States. We expect to deliver this system and recognize revenue in the second quarter. We anticipate that we will issue a press release to provide more details on this sale at the time of installation in conjunction with the institution. Given that we are still in the early stages of the 4 to 6 quarters sales process, we're very encouraged by these initial successes and the development of our pipeline and expect to see continued progress in the back half of 2018 and into 2019.

As we continue to build our presence in the U.S., we will benefit from an increasingly body of U.S. clinical users and expanded opportunities for pipeline surgeons to view live cases along with the opportunity for proctoring and training after a system has been sold. To this end, we are pleased to announce that Florida Hospital Center Orlando has performed their first colorectal cases with the Senhance. Florida Hospital Center Orlando, one of the largest hospitals in the country and a leader in the integration and utilization of surgical robotics, was the first hospital in the U.S. to purchase the Senhance. We are thrilled that they have begun to perform cases and look forward to partnering with the surgical team as they expand their clinical utilization. We continue to generate substantial interest in the market due to Senhance's haptic feedback, the ability to control 3 robotic arms simultaneously, open source video capability, 5-millimeter and 3-millimeter instrumentation, open console and attractive per procedure economics.

In the first quarter, the Senhance was presented at 9 events in the U.S. and Europe, that either took place at a major surgical congress or in cooperation with a major hospital. Of note, in April, the Senhance was showcased at the World Congress of Endoscopic Surgery in Seattle, Washington, which is the SAGES Annual Global Meeting. Several thousand attendees had an opportunity to view or interact with the system. A surgical program was delivered by Dr. Dietmar Stephan, reviewing results of his first 173 general surgery cases with Senhance across a wide range of procedures, including hernia repairs, gallbladder, foregut and colorectal surgeries. This combination of steadily increasing clinical experience with increased engagement of surgeons with the system at major congresses and hospital-based events is supporting our building commercial momentum.

In the EMEA region, following the sale of 2 systems in this region in the first quarter, we are pleased to announce that an additional 2 systems are currently under contract. Both of these systems were sold by one of our distribution partners and are expected to be delivered in the second quarter. Their understanding of the local landscape is incredibly valuable when working with the complex medical device sale into hospitals.

As it relates to our pipeline in Europe, we continue to be satisfied with the robustness of our current pipeline, which includes a wide variety of accounts throughout the region in both direct and distributor markets. During the first quarter, the United Kingdom NHS Trusts hospital systems established a framework process to allow hospitals to procure robotics or related services from approved vendors without the need for a burdensome and costly tender process. We are pleased to announce that the Senhance has been awarded a place in this framework as one of only two existing systems for soft tissue robotics. The program, which includes all types of surgical robotics, consumables and related services, is valued at over $400 million and runs through early 2023. While, this framework does not guarantee specific sales, it will significantly raise the profile of Senhance in the U.K., ensure that hospitals are aware of another player in the market with a strong value proposition and enable them to purchase a system via a compliant, transparent and straightforward process.

In the Asia/Pacific region, we continue to make meaningful progress. In the first quarter, we received regulatory approval from the Taiwanese Food and Drug Administration for the Senhance system. This is a major milestone and continues to reinforce the deep understanding that our team has garnered of the global robotics regulatory landscape. We are continuing to work through the regulatory process for our instruments and remain on track for our fourth quarter clearance.

We're also pleased to announce that we have begun clinical cases with the Senhance in Japan. As a reminder, Japan is the second largest robotics market in the world, behind the United States. Clinicians and administrators are very impressed with the highly differentiated features and the cost per procedure that Senhance offers. The low per procedure cost is especially attractive in Japan where robotic reimbursement is the same as laparoscopy for most procedures and patients are often asked to pay out-of-pocket for robotic surgery. We're excited about the future across the Asia/Pacific region.

Turning to the development of our portfolio of instruments, we remain on track with all of the timelines we laid out in March. Our first portfolio expansion initiative is the progression of our 3-millimeter instruments offering. We view 3-millimeter instruments as an important opportunity as surgeons continue to expand the boundaries of minimally invasive surgery. We currently have a CE mark for 3-millimeter instruments in Europe, and we expect to file our 510(k) submission by midyear (sic) and obtain 510(k) clearance by the end of 2018.

Our second portfolio expansion initiative is an ultrasonic energy instrument, which we believe to be an important offering for many surgical specialties, in particular, general surgery. We continue to expect to launch this product in Europe during 2018, and expect to submit for 510(k) clearance before the end of the year. Our final portfolio expansion initiative is to launch our 5-millimeter articulating instruments. We continue to anticipate achieving a CE mark and submitting for 510(k) clearance by the end of 2018.

Shifting gears to our efforts to expand the indications for use for Senhance. We previously announced that during the first quarter, we filed a 510(k) submission to expand the indications for use to include both laparoscopic inguinal hernia and laparoscopic gallbladder surgery. These are both high-volume procedures, traditionally performed laparoscopically and would approximately double our addressable procedure market over 3 million procedures per year. This process continues to progress in line with our expectations for a mid-year clearance.

Now I'd like to turn the call over to Joe to provide a financial update.

Joseph P. Slattery - TransEnterix, Inc. - Executive VP & CFO

Thank you, Todd. For the three months ended March 31 2018, we reported revenue of $4.8 million, primarily related to the sale of 2 Senhance systems as well as the sale of instruments and accessories.

Beginning today and on future calls, we will provide a revenue breakdown between Systems, Services and Instruments and accessories, so let me explain our definitions as they may not be identical to how others report their revenues. Our definition of Systems revenue is the sale of robotic systems, less revenue deferred that relates to future warranty services liabilities, if any. Our definition of Services includes the recognition of deferred revenue related to warranties, as previously mentioned, as well as other services such as ongoing field service and surgical trade management. Instruments and accessories is fairly self-explanatory and covers anything that is not classified as Systems or Services and it includes the vision systems. As a reminder, the open architecture of the Senhance allows a hospital to leverage the investment they have made in a third-party vision system, so not all sales include these systems.

The breakdown of the $4.8 million in first quarter revenue was $3.5 million in Systems, $200,000 in Services and $1.1 million in Instruments and accessories.

Gross margin for the quarter was 46%, up from 31% in the prior year quarter. The increase in gross margin was due primarily to lower overhead burden due to higher revenues.

R&D expenses in the quarter decreased to approximately $5.3 million as compared to the prior year period at $6.9 million, primarily due to the high level of investments being made in 2017 to prepare the Senhance 510(k) application.

Sales and marketing expenses in the quarter increased to $6 million from $3.7 million in the prior year period, primarily due to the expansion of our sales efforts in the U.S. following the FDA clearance of the Senhance system late last year.

General and administrative expenses in the quarter decreased to approximately $2.7 million from approximately $3 million in the prior year period, primarily due to lower use of consultants in the current quarter.

GAAP net loss for the quarter was $900,000 or $0.00 per share compared to a GAAP net loss of $15.4 million or $0.13 per share in the prior year period.

Adjusted net loss for the quarter, which excludes noncash amortization of intangibles, noncash change in fair value of warrant liabilities and contingent consideration and the gain from the sale of SurgiBot business, was $11.3 million or $0.06 per share compared to adjusted net loss of $12.6 million or $0.11 per share in the prior year period.

Moving on to the balance sheet, we finished the first quarter with cash of approximately $94.4 million, of which $6.8 million was restricted cash. In the first quarter of 2018, we received $7.5 million related to the SurgiBot sale and also received $1.7 million in proceeds from the exercise of common stock warrants. Excluding these cash inflows, our underlying cash burn was $12.4 million in the quarter. We continue to anticipate that cash on hand is sufficient to fund the business through 2019.

Todd?

Todd M. Pope

Thank you, Joe. 2018 is off to a great start. We've generated good momentum and continue to be on track for achieving our goals. We recognized $4.8 million of revenue in the first quarter. We've already signed contracts with the sale of three systems in the second quarter, including one in the U.S. Our global pipeline continues to progress in line with our expectations, and we're pleased we've been accepted into the U.K. robotics tender program.

On the clinical side, we've now performed our first clinical cases in the United States and Japan, while continuing to broaden our clinical experience in EMEA. Regulatory progress continues with the clearance of the Senhance in Taiwan, and in the U.S., we remain on track for our expected indication expansion by mid-year. Overall, we continue to be enthusiastic about the underlying trends in surgical robotics and Senhance's unique attributes and positioning in the market. We look forward to building on our recent momentum as we drive the continued adoption of Senhance.

And with that, I'd like to open up the line for your questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) And our first question comes from Rick Wise with Stifel. Your line is open.

Frederick Allen Wise - Stifel, Nicolaus & Company, Incorporated, Research Division - MD & Senior Equity Research Analyst

Good afternoon, Todd. Hi, Joe. First, it's really encouraging to see all the progress on multiple fronts. It seems clear, particularly with the early indications of the second quarter, that you are truly gaining some traction. I thought first, if you would, Todd, maybe just sort of a general question. What are --clearly, you've been in all these meeting, you're seeing these additional orders. Talk to us about what these centers are responding to? Is it the specific physical attributes? Is it the pipeline of these additional instruments and the potential there? Is it a specific procedure that could be transformed? Help us understand what's tipping them over. And just to finish that thought, how does this sort of point to the future, is what I'm really trying to get at?

Todd M. Pope

Sure. Thanks for the question, Rick. We appreciate it. Yes, to highlight that a little bit, let's talk a little bit about this sale we've made here in the U.S. in the second quarter. We'll provide more details in conjunction with the account later in the quarter. But as I was talking to that account earlier today, they continue to stress the reasons they were excited about purchasing Senhance. They do have one robot at their hospital currently and it's kind of meeting their needs for traditional robotic cases. But when they looked at Senhance, the things they stress to us is they appreciated the lap motion. It was a very familiar motion for the laparoscopic surgeons that we were talking to. They really wanted to incorporate robotics into their practice, but they felt like up to now, they had, had a few things that they wanted to be able to make that move to acquire robotics. And with the Senhance, they highlighted the safety of haptics was a big deal to them, they wanted haptic feedback. They like that we had 5-millimeter instruments because that's what they typically use with their current laparoscopic surgery. They're excited that we're going to be bringing out 3-millimeter in the future, they're very excited about that. And certainly, on a cost per case basis, they feel like Senhance really works in to their OR budget, as we know with reimbursement, people are today using laparoscopic reimbursement codes for these robotic procedures. So, I figured that might be a question, I wanted to retouch base with the account earlier today and that's what they stress, and I think that's pretty representative. I think when you look at our pipeline and now, we've said over the last quarter or two that we're gaining some early momentum. And what we're seeing now is robotics is on the grow. I don't - I think even the staunchest critics will agree that robotic assisted surgery is going to grow by leaps and bounds over the coming years. And now, it's a matter of -- if you don't have a robotic today -- robotic surgery offering today, why? Or if you were looking at another one and you haven't so far, why? And I think up this point, people have had to make some trade-offs, whether it was features they felt like they didn't have or whether it was maybe a cost per procedure. And I think we're filling a lot of those gaps that people were hoping to see with the new robotic platform. And it's early but it's starting to pay dividend. So I think what you saw from that one account is representative of what we're hearing from the pipeline. It's still early for us, but we feel really good as we're progressing through the year, talking to more and more accounts, bringing more and more accounts in for hands on with the Senhance. We feel good about the feedback we're getting.

Frederick Allen Wise

Good. And on a more granular level, you said several times that the pipeline is developing well, and I, of course, understand you are not going to share every detail of that this afternoon. But is your confidence -- I mean, can you characterize that pipeline in Europe and U.S. at all, in any way, shape or form, so that we can get some perspective on the second half? And as part of that and related to the instrument side of things, how quickly -- as you install these systems, how quickly do you expect them, should we expect them to be up and running and generating -- doing procedures and generating revenues? So the pipeline and the newly installed systems.

Todd M. Pope

Certainly. Well, with the pipeline, we've been characterizing our pipeline as early and growing and positive. But I think now that you're seeing a double-digit -- a multiple quarter with more than 1 system sold in the Q1 and now doing that same into Q2, albeit we're just about halfway through the Q2, I think we're starting to see some tangible results there. So we feel like that as we continue to progress on throughout the year that we're just going to continue to see more momentum in our pipeline, both in Europe, kind of rest of world and in the U.S. I will say as far as utilization, now that we're up and going in the U.S., I think that's going to be a nice tailwind for us here because up to this point, when we were considering bringing accounts online in the U.S., we oftentimes would look to bring surgeons from Europe over, which involves getting them over here, getting them surgical privileges if the hospital wants them to proctor, a little bit more logistics, a little bit more time consuming. But now that we're going to have systems up and going here in the U.S., same thing, other parts of the world. I think it's important that we see geographies that have clinical users on a week-in and week-out basis, so people don't have to go as far if they're in our pipeline to see the system being used, and then after they're installed later on the year, I think we're going to have plenty of in-country proctors to get people up and going. So I think we're going to start seeing the utilization get kicked off pretty aggressively. So we feel good, and I think it's nice to put a few results with the positive commentary.

Frederick Allen Wise

Right. Two last quick ones from me for now. The -- I'm going to phrase this carefully. I assume we're halfway through the quarter, you're sharing some of your second quarter progress to date. I assume that -- how can I phrase this, that it doesn't mean -- should we assume there is a possibility or the possibility of additional systems in whatever geographies still this quarter? And maybe, Joe, a question for you that obviously, you commented on gross margins and they seem to be strong, particularly because of the strong instrument revenue. How sustainable are we at that level? And again, it's not so much asking for guidance, but just -- again, this is the best -- I think it's the best gross margin you've ever had. Anyway that's -- those are the two questions.

Joseph P. Slattery

Hi Rick, yes, this is Joe. Thanks for the question. We are 5 to 6 weeks into the quarter. What I would say is we feel really good about the pipeline. As you know, these robotic sales, you can be at the eleventh hour and the contracting process can take weeks. And then we have a signature, you had asked earlier about timing.  We’ve had situations where we sign a contract and we have them doing surgery within a week, which is a bit extraordinary. But really for us, it's those time lines have always had to do with whatever the hospital wants. So where we are in our pipeline right now is we feel good. We've got several weeks left in the quarter. We hope to see some more. But we think with three systems already on the book, we've already put up a nice Q2. As far as the gross margin, the ASPs in the overseas sales in the first quarter were higher than what you would typically see in a blended ASP call it a year from now with multiple sales in the U.S. and multiple sales in Europe and multiple sales from distributors. So some of that margin is being driven by ASP. I think you've got some perspective of our ASPs over the past. Obviously, the Euro has worked in our favor over the last year, so that's been a little bit of the factor, too. But those are primarily what's driving the increase in gross margin.

Frederick Allen Wise

Thank you.

Operator

And our next question comes from Glenn Novarro of RBC Capital Markets. Your line is open.

Glenn John Novarro - RBC Capital Markets, LLC, Research Division - Analyst

Hi, good afternoon guys, and congratulations on that first robot sale this year. That was certainly sooner than what we expected, so congratulations there. Wanted to follow up on the two OUS sales, so similar to Rick's question where he asked about what appealed to the U.S. buyer. Can you talk about the characteristics of the two international buyers, were they major academic centers, did they already have robots, so a little color there and what appeal to them? And then I had a follow-up.

Todd M. Pope

Glenn, this Todd, and thanks for the question. Yes, we find that each part of the world's a little bit different in what some of their motivators are for bringing in the Senhance and purchasing. And parts of Europe are really just now emerging into the robotics category. They want to be seen as leading edge. We've had several of these Systems that we sold early in the year saying they would rather be the first one in their region or their country to buy a Senhance rather than being another, maybe number, of another system that is already well populated in their country. So the systems that we sold there, the hospitals did not have a robotic offering, they were primarily MIS hospitals. So a lot of these MIS surgeries that we've had success converting over to Senhance was kind of top of mind for them. So they were excited, they feel like we're a new system on the market starting to gather some good momentum, and they're proud to get out there and offer that to their surgeons and their patients.

Glenn John Novarro

Okay, thanks for that color. And two follow-ups. One on the instrument revenues that you reported $1.1 million. Can you help us get to that number? Does that mean you did 1,000 cases in the quarter at a $1,000 a case, or were there any one-timers in that? And then I had one last just on the market.

Joseph P. Slattery

Yes, this is Joe, Glenn. Really you don't see that direct correlation of cases to revenue in a given quarter, especially with our current scale. About 80% of that number was instrument successor in accessories that were bought with the system -- with the 2 sales. The other about -- the other 20% is more of the recurring revenue for the underlying business. And even that we don't control that choppiness at our low volume. I would say it was a little on the high side for a typical run rate. We had a bit more of a chunky ordering in the first quarter compared to other quarters.

Glenn John Novarro

Okay. Then just lastly, Todd. What is your opinion on the competitive landscape? We know eventually, J&J and Medtronic are going to come to the market. Brandon published some pictures of the J&J -- potential J&J robot, which was bed mounted. So I'm curious of your view on a robot that would be bed mounted. Our research tells us that that's not going to be appreciated by surgeons. But based on what we know that's coming out, J&J with a bed mounted system, what's your view of that? And is that going to be a real competitor to you?

Todd M. Pope

Yes, Glenn, I would say two things. First of all, we did look at quite a few different configurations, not only with Senhance but also with SurgiBot because, remember SurgiBot was more patient side, bed side. So we had some experience in taking a look at different pros and cons of potentially being on the bed. For us, it didn't work out to go that way. But for me, I think it's smartest really not to comment on competing systems until they get FDA approval. And what we've found is, we had a lot of deeply held beliefs, but until you go through the regulatory process and get some of that feedback, you don't quite know what your configuration is going to be til you're on the backside of that. So I think for me, it's best policy when products do get approved and are on the market, certainly glad to field questions about their viability and how we may compete, but I don't think it's wise to do that until regulatory approval is achieved.

Glenn John Novarro

Okay, alright, thanks Todd.

Operator

And our next question comes from John Hsu of Raymond James. Your line is open.

John Hsu – Raymond James

Good afternoon and thanks for taking my questions. Todd, maybe if we could start with, I think you've had the FDA clearance for the Senhance for a few quarters now. Based on conversations you've had with hospitals during that time, has anything shifted from your initial expectations in terms of the selling strategy for Senhance in the U.S.?

Todd M. Pope

Well, I think comments on that would be twofold. First of all, when you're first out there talking about a new system, there is a lot of excitement, but there is a lot of need to explain where you're coming from, your company, your history, viability and that's really been strengthened over this last 4 or 5 months, kind of our cash on hand, the success we've had in Europe, our clinical utilization expanding, revenue coming in, being named on this NHS Trust tender in the U.K. We've just continued, I would say, to see  an evolution of confidence in both our company and the product. When you go to these large shows and at first, you just have your system out on the booth and you have a big sign that you're not approved yet, but then you get regulatory approval and people get excited. But now we're at the point to where we are presenting a pretty good size series of data. We have a lot of videos that people are showing. We can talk to people about different results we're having and people can talk to their peer group about their experience with Senhance. And I think that's the other thing that's evolved since we first went out there late in 2017 about 4 months ago. So I think a lot of interest is now converting into momentum toward purchases and that's a good thing for us.

John Hsu

Okay, great, thank you for that. And then just a couple quick ones on expenses for Joe. It looks like SG&A stepped down slightly from the Q4, and I realize that was all on G&A side, and R&D was kind of flattish. But I guess, are these kind of the right run rates to think -- how we should think about, for at least for the remainder of the year?

Joseph P. Slattery

Yes, give or take, I think that's about right.

John Hsu

Okay, great. And then same question on the cash burn rate. Is this kind of the pacing that you would anticipate at least for the rest of 2018?

Joseph P. Slattery

Pretty much. The adjusted number, the $12.4 million, is about right. And there'll obviously be some working capital moves around that, but that will probably be offset by the revenue growth.

John Hsu

Okay, great. Thank you very much.

Todd M. Pope

Thanks, John.

Operator

And that concludes our question-and-answer session for today. I would now like to turn the call back to Todd Pope for closing remarks.

Todd M. Pope

Just thanks everyone for joining us on today's call. We look forward to updating you on our progress in the next quarter. Thank you.

Operator

And ladies and gentlemen, this concludes today's conference. Thank you for your participation, and have a wonderful day.